UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM 8-K
__________________
CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2026
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Abacus Global Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-39403 (Commission File Number)	85-1210472 (I.R.S. Employer Identification Number)
333 South Garland Avenue, Suite 1500
Orlando, Florida 32801

(Address of principal executive offices)

(800) 561-4148

(Registrant’s telephone number, including area code)
__________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ABX	New York Stock Exchange
9.875% Fixed Rate Senior Notes due 2028	ABXL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement
On June 29, 2026 (the “Amendment Date”), Abacus Global Management, Inc. (the “Company”) entered into the First Amendment to Credit Agreement, dated as of June 29, 2026, by and among the Company, the lenders thereto, and GLAS USA LLC as Administrative Agent and as Collateral Agent (the “Amendment”) to that certain Credit Agreement dated as of December 10, 2024 (the “Credit Agreement,” and as amended by the Amendment, the “Amended Credit Agreement”), by and among the Company, as borrower, GLAS USA LLC, as the administrative Agent and the collateral agent and the lenders party thereto. Under the Amendment, certain lenders have agreed to provide additional loans in the form of incremental term loans (the “Incremental Term Loans”) in the aggregate principal amount of $75,000,000, resulting in a total aggregate principal amount outstanding (when taken together with the initial loans on the original closing date (the “Initial Term Loans”)) under the Amended Credit Agreement of $225,000,000.

Other than increasing the total aggregate principal amount available, all other material terms of the Credit Agreement remain materially the same. Any amounts drawn under the Amended Credit Agreement, including any amounts drawn under the Credit Agreement’s optional delayed draw term loans (“DDTL”), mature on December 10, 2030, with quarterly amortization payments of (i) 1.00% per annum of (a) in the case of the Initial Term Loans, the aggregate principal amount of the initial facility outstanding as of the Credit Agreement’s closing date of December 10, 2024, (b) in the case of the Incremental Term loans, the aggregate principal amount of the incremental facility outstanding as of the applicable funding date and (c) in the case of the DDTL facility, to the extent borrowed, the aggregate principal amount of the funded DDTL and (ii) additional amortization payments based on the Company’s consolidated adjusted EBITDA, in each case with the remaining outstanding principal amount due on the maturity date. The interest rate under the Amended Credit Agreement remains based on an adjusted term Secured Overnight Financing Rate (“SOFR”), calculated as term SOFR plus a fixed rate of 5.25% per annum with a stepdown to 5.00% if the Company achieves certain metrics related to Consolidated Adjusted EBITDA and Total Leverage Ratios. In addition, undrawn amounts committed under the DDTL Facility bear a commitment fee until such commitments are drawn or cancelled. The Incremental Term Loan may be prepaid at any time in amounts of $1.0 million or greater, subject to a premium equal to 1.00% of the amount prepaid if prepaid prior to the 12-month anniversary of the funding date of the Incremental Term Loans.

At the Amendment Date, the company had $148,125,000 in aggregate principal amount outstanding under the Amended Credit Agreement.

The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 30, 2026, Sean McNealy notified the Company of his decision to resign from his role as a director of the Company, effective June 30, 2026, in connection with his planned retirement. Mr. McNealy’s decision to resign from the board is not a result of any disagreement with the Company, management or the Company’s board of directors on any matter relating to the Company’s operations, policies or practices. Mr. McNealy will remain with the Company as an advisor to assist during a transition period. In connection with his planned retirement, Mr. McNealy will also resign from all roles as a director or officer at any of the Company’s subsidiaries, on or prior to December 31, 2026.
Item 9.01. Financial Statements and Exhibits.
(d) The following exhibits are being filed herewith:

Exhibit Number	Exhibit Description
10.1	First Amendment to Credit Agreement, dated as of June 29, 2026 by and among Abacus Global Management, Inc., each lender signatory thereto, GLAS USA LLC as Administrative Agent and as Collateral Agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Abacus Global Management, Inc.
(Registrant)

Date: July 2, 2026	By:	/s/ Jay Jackson
	Name:	Jay Jackson
	Title:	Chief Executive Officer